Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd. Suite 300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Announces Receipt of $33.9 million from the
sale of its Finder’s Fee Agreement with Mossimo

VAN NUYS, CA (November 1, 2006) —  Cherokee Inc. (NASDAQ:  CHKE), a leading licensor and global brand management company, announced today that it has received a payment of $33.0 million from Iconix Brand Group Inc. (“Iconix”), pursuant to the terms of the Termination and Settlement Agreement entered into by Iconix and Cherokee earlier this year.  In addition, Cherokee also announced that it has received payment of $900,000 of past royalties, representing the unauthorized deduction previously taken by Mossimo Inc. (“Mossimo”) from royalties due to Cherokee in its fiscal 1st Quarter.  The total $33.9 million payment is expected to be treated by Cherokee as one-time revenues in Cherokee’s fiscal 3rd Quarter.

In addition, Cherokee announced that it will also receive a future payment from Iconix of all accrued and unpaid Finder’s Fees due from Mossimo for its fiscal 3rd Quarter ended October 28, 2006 and any additional days thereafter up to and including the closing date of Iconix’s acquisition of Mossimo.  Upon receipt of these final royalties, Cherokee will not receive any further royalties from Mossimo.

Cherokee’s Chairman, Robert Margolis, stated “Our introducing Mossimo to Target and their licensing deal signed in March 2000 resulted in the transformation of Mossimo from a struggling apparel manufacturer to a successful licensing company.  This represented a landmark achievement in our brand representation business, and certainly created a platform for Mossimo to become profitable.  We’ve been extremely proud of what we’ve been able to realize from Mossimo for our shareholders, as a result of all of the prior royalties collected and this multi-million dollar payment.  It has been a very profitable relationship for us, and we wish them well under their new ownership with Iconix.  This $33.9 million payment will result in the addition of a considerable amount of after-tax excess cash to our already large cash balance, with no debt.  We look forward to continuing to return excess profits and creating value for our shareholders through the global growth of our owned brands and those we represent, while we stand ready to execute possible future acquisitions of additional brands should they become available at prices we believe to be prudent.”

About Cherokee Inc.
Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa) and Grupo Aviara (Mexico).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX

Companies (U.S., Canada and Europe).  Other key clients of Cherokee include Hearst Publications and Solera Capital (U.S.).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding future revenue and net income growth and timing of receipt of funds from Mossimo)  involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, our ability to timely and effectively enforce our rights to payment by Mossimo,  the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2006, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.